EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-115240) and Form S-8 (No. 333-195733) of Pure Cycle Corporation of our report dated October 27, 2016, related to the financial statements as of and for the two year period ended August 31, 2016 of Pure Cycle Corporation (which expresses an unqualified opinion), which report appears in the August 31, 2017 annual report on Form 10-K of Pure Cycle Corporation.

/s/ GHP HORWATH, P.C.

Denver, Colorado
November 15, 2017